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                                                                    Exhibit 99m.
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                                    Form of

                        SSGA INTERNATIONAL LIQUIDITY FUND
                    AMENDED AND RESTATED PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12b-1


                                                               February __, 1999


         WHEREAS, SSgA International Liquidity Fund, a Delaware business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust is authorized (i) to issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes;

         WHEREAS, the Trust has established four series, the U.S. Dollar Fund, the Pound Sterling Fund, the Euro Fund, and the Canadian Dollar Fund (the "Initial Series," such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series");

         WHEREAS, the Trust has established a class of shares referred to as the "Global Service" shares (the "Shares"); and

         WHEREAS, the Trust may be deemed a distributor within the meaning of Rule 12b-1 under the Act, and desires to adopt a Plan of Distribution with respect to each of the Initial Series pursuant to such Rule (the "Plan"); and

         WHEREAS, the Trust has entered into an agreement (the "Agreement") for distribution of the Shares with BISYS Fund Services Limited Partnership (the "Distributor"); and

         WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or the Agreement and any agreements relating to it (the "Qualified Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit the Global Service Class of the Initial Series and its shareholders, have accordingly approved this Plan and the Agreement by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreement and any agreements related thereto.

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         NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with
Rule 12b-1 under the Act, on the following terms and conditions:


SECTION 1. DISTRIBUTION AND SHAREHOLDER SERVICING ACTIVITIES

         Subject to the supervision of the Trustees, the Trust and the Funds may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares or the servicing of shareholder accounts, including, but not limited to, the following: (1) payment of commissions and/or reimbursement to underwriters, securities dealers and others engaged in the sale of Shares, including payments to the Distributor to be used to pay commissions and/or reimbursement to securities dealers and others (including affiliates of the Distributor) engaged in the distribution and marketing of Shares; and (2) reimbursement of (i) direct out-of-pocket expenditures incurred by the Distributor in connection with the distribution and marketing of Shares and the servicing of investor accounts, including expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature, the preparation, printing and distribution of Prospectuses of the Trust and reports for recipients other than existing shareholders of the Funds, and obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Trust may, from time to time, deem advisable; (ii) expenses incurred in connection with the promotion and sale of the Shares, including, without limitation, Distributor's expenses for rent, office supplies, equipment, travel, communication, compensation, and benefits for sales personnel; and (iii) payment of any fees and expenses to shareholder servicing agents, including any investment adviser of the Trust or of a portfolio in which the Trust invests or an affiliate thereof ( "Servicing Agents"), that have entered into shareholder servicing agreements with the Trust pursuant to which Servicing Agents may provide various shareholder services with respect to shares of the Funds held by or for customers of Servicing Agents, including: answering inquiries regarding the Funds; assisting customers in changing dividend options, account designations and addresses; performing sub-accounting for such customers; establishing and maintaining customer accounts and records; processing purchase and redemption transactions; providing periodic statements showing customer's account balances and integrating such statements with those of other transactions and balances in the customers' other accounts serviced by the Servicing Agents; arranging for bank wires transferring customers' funds; providing daily investment ("sweep") functions; and such other services as the customers may request in connection with the Funds, to the extent permitted by applicable statute, rule or regulation. For purposes of this Plan, references to the Prospectus of the Trust shall be deemed to include all Prospectuses and Statements of Additional Information of any of the Funds and of the Trust, all as from time to time amended and in effect.

         The Trust and the Funds are authorized to engage in the activities listed above, and in other activities primarily intended to result in the sale of Shares or to make available shareholder services, either directly or through other persons with which the Trust has entered into agreements pursuant to the Plan.


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SECTION 2. MAXIMUM EXPENDITURES

         The expenditures to be made pursuant to this Plan with respect to a Fund, and the basis upon which payment of such expenditures will be made, shall be determined by the Trust, but in no event shall such expenditures exceed an annual rate of .25 of 1% of the average daily value of the net assets of that Fund.

         The expenditures to be made pursuant to this Plan shall commence with respect to each Fund as of the date on which this Plan becomes effective with respect to such Fund.

SECTION 3. PAYMENTS

         Pursuant to this Plan, the Trust shall make monthly payments to the Distributor or Servicing Agents at the annual rate provided for in Section 2 with respect to each Fund. The Distributor shall apply amounts received for the purposes contemplated by Section 1.

         In the event that the Distributor or any Servicing Agent is not fully reimbursed for payments made or expenses incurred by it in any fiscal year, the Distributor or Servicing Agent shall be entitled to carry forward such expenses to subsequent fiscal years for submission to the applicable Fund for payment subject always to the annual maximum expenditures for each Fund set forth in
Section 2 hereof; provided, however, that (i) each Fund's liability for any such expenses carried forward shall terminate at the end of two years following the year in which the expenditure was incurred, and (ii) nothing herein shall prohibit or limit the Trustees from terminating this Plan and all payments hereunder at any time pursuant to Section 4(d) hereof.

         Notwithstanding anything to the contrary herein, the aggregate of all payments to the Distributor shall not exceed at any time the aggregate of all payments made or expenses incurred by the Distributor pursuant to this Section 3.

SECTION 4. TERM AND TERMINATION

                  (a) Initial Series. This Plan shall become effective with respect to the Shares of the Initial Series as of the date hereof and shall continue in effect with respect to the Shares (subject to Section 4(c) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of Section 4(c) hereof.

                  (b) Additional Series. This Plan shall become effective with respect to the Shares of each additional Series established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to the Series by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting held

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before the initial public offering of such additional Series thereof and called for the purpose of voting on such approval), and shall continue in effect with respect to each such additional Series (subject to Section 4(c) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to such additional Series in accordance with the provisions of
Section 4(c) hereof. The Distributor and the Trust on behalf of each such additional Series shall each sign an addendum hereto agreeing to be bound hereby and setting forth such specific and different terms as the parties may agree upon, including, without implied limitation, the amount and purpose of payments to be made hereunder.

                  (c) Continuation. This Plan and the Agreement shall continue in effect with respect to each Series subsequent to the initial term specified in Section 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

                  (d) Termination.

                      (i) This Plan may be terminated at any time with respect to the Trust or any Series thereof, as the case may be, by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding Shares of that Series. For purposes of this Plan, the term "vote of a majority of the outstanding Shares" of any Series shall be interpreted in accordance with Section 2(a)(42) of the Act. The Plan may remain in effect with respect to a Series even if it has been terminated in accordance with this Section 4(d) with respect to one or more other Series of the Trust.

                      (ii) The Agreement may be terminated at any time, without penalty, with respect to the Shares of any Series by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of that Series on sixty days' written notice to the Distributor. In addition, the Agreement provides for automatic termination in the event of its assignment.

SECTION 5. AMENDMENTS

         This Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of a majority of the outstanding Shares of each Series with respect to which a material increase in the amount of distribution expenditures is proposed, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 4(c) hereof. Otherwise, this Plan may be amended with respect to the Shares of a Series by vote of a majority of the Qualified Trustees or the outstanding voting Shares of that Series.

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SECTION 6. INDEPENDENT TRUSTEES


         While this Plan is in effect with respect to any Series, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

SECTION 7. QUARTERLY REPORTS

         The Treasurer of the Trust and the Treasurer of the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended for distribution pursuant to this Plan and the purposes for which such expenditures were made.

SECTION 8. RECORD KEEPING

         The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 9 hereof, for a period of not less than six years from the date of this Plan and the Agreement, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Trust has executed this Plan of Distribution dated as of February __, 1999, on the day and year set forth below.

                                      SSGA INTERNATIONAL LIQUIDITY FUND


                                      By:
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ATTEST:






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